Exhibit 99.1

Ramaco Announces Appointment of Mike Graney to Board of Directors

Lexington, KY, September 16, 2025 /PRNewswire/ -- Ramaco Resources, Inc. (NASDAQ: METC, METCB, “Ramaco” or the “Company”) a leading employer and metallurgical coal producer in West Virginia and Virginia, and a rare earth and critical minerals developer in Wyoming, today announced that Mike Graney has been appointed an independent member to its Board of Directors effective September 15, 2025.

With over 35 years of experience as an entrepreneur, business leader, and executive in our principal area of operations, Mike Graney brings a wealth of expertise in economic development, energy, and community service. Most recently, Graney served as Executive Director and Acting Cabinet Secretary of the West Virginia Department of Economic Development, where he oversaw state government programs focused on improving the economic well-being of West Virginia through new business attraction, job growth, and strategic community development.

Throughout his career, Graney has held leadership roles in both the public and private sectors, including President of One Stop, a multi-unit convenience store, fuel, and food service business operating throughout West Virginia, and Director of Wholesale Operations for Cross America Partners LP. His extensive background includes managing large-scale operations, driving business growth, and fostering collaboration across industries.

“We are thrilled to welcome Mike Graney to Ramaco’s Board of Directors,” said Randall Atkins, Chairman and Chief Executive Officer for Ramaco. “Mike’s distinguished career in economic development and the energy sector, combined with his proven leadership and dedication to the state of West Virginia, make him an invaluable addition to our team. His experience overseeing statewide economic initiatives, supporting business growth, and fostering community partnerships aligns perfectly with Ramaco’s mission. Mike’s analytical approach, creative problem-solving, and passion for service will help guide Ramaco as we continue to invest in the future of our metallurgical coal business and our Brook Mine rare earth and critical minerals project.”

“I’m honored to join the Board and contribute my experience in energy and economic development to support Ramaco’s strategic direction,” said Mike Graney. With Ramaco’s unique dual critical minerals platform positioning as a leading metallurgical coal producer and now developer of our nation’s first new rare earth mine, Ramaco is poised for significant growth—and I’m excited to be part of that journey.”

ABOUT RAMACO RESOURCES

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, and southwestern Virginia and a developing producer of coal, rare earth and critical minerals in Wyoming. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has four active metallurgical coal mining complexes in Central Appalachia and one development rare earth and coal mine near Sheridan, Wyoming in the initial stages of production. In 2023, the Company announced that a major deposit of primary magnetic rare earths and critical minerals was discovered at its mine near Sheridan, Wyoming. Contiguous to the Wyoming mine, the Company operates a carbon research and pilot facility related to the production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of roughly 76 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at https://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.